PUTNAM HIGH QUALITY BOND FUND
               (FORMERLY, PUTNAM FEDERAL
INCOME TRUST)

           MANAGEMENT CONTRACT

Management Contract dated as of April 2,
                  1998
between PUTNAM HIGH QUALITY BOND FUND, a Massachusetts business trust (the
"Fund"),  and PUTNAM INVESTMENT
MANAGEMENT, INC. a Massachusetts
corporation (the "Manager").

     WITNESSETH:

     That   in  consideration  of  the
mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY MANAGER
TO FUND.

     (a)   The Manager, at its expense,
will furnish continuously an
investment  program  for  the Fund,  will
determine   what
investments  shall be purchased, held,
sold or exchanged  by  the Fund and what
portion, if any, of the assets of the
Fund shall be held uninvested and shall,
on behalf of the Fund, make changes in
the Fund's  investments.  Subject always
to the control of  the Trustees of the
Fund and except for the functions carried
out  by the  officers  and personnel
referred to in  Section  1(d),  the
Manager will also manage, supervise and
conduct the other affairs and  business
of the Fund and matters incidental
thereto.  In the performance  of  its
duties, the Manager will  comply  with
the
provisions of the Agreement and
Declaration of Trust and  By-Laws of  the
Fund and its stated investment
objectives, policies  and restrictions,
and  will use its best efforts  to
safeguard  and promote the welfare of the
Fund and to comply with other policies
which  the  Trustees  may from time to
time determine and  shall exercise the
same care and diligence expected of the
Trustees.
(b)  The Manager, at its expense, except
                   as
such expense is paid  by  the Fund as
provided in Section 1(d), will furnish
(1) all  necessary investment and
management  facilities,  including
salaries  of  personnel, required for it
to  execute its  duties faithfully;  (2)
suitable office space for  the  Fund;
and  (3) administrative
facilities,  including   bookkeeping,
clerical personnel  and equipment
necessary for the efficient conduct  of
the  affairs of the Fund, including
determination of  the  Fund's net  asset
value, but excluding shareholder
accounting services. Except  as otherwise
provided in Section 1(d), the Manager
will pay the compensation, if any, of the
officers of the Fund.
 (c)  The Manager, at its expense, shall
                  place
all orders for the  purchase  and sale of
portfolio investments for  the  Fund's
account with brokers or dealers selected
by the Manager.  In  the selection of
such brokers or dealers and the  placing
of
such orders, the Manager shall use its best efforts to obtain for the Fund the most favorable price and execution available, except  to the
extent  it  may be  permitted  to  pay  higher   brokerage
commissions  for  brokerage and research  services
as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the
Manager as to which the Manager exercises investment discretion. The Manager agrees that in connection
with purchases or sales of portfolio
investments for the Fund's account,
neither the  Manager nor any officer,
director, employee or agent of  the
Manager shall act as a principal or
receive any commission other than as
provided in Section 3.
     (d)   The  Fund  will pay or
reimburse the Manager  for  the
compensation in whole or in part of such
officers of the Fund and persons
assisting them as may be determined from
time to time  by the Trustees  of the
Fund.  The Fund will also pay or
reimburse the Manager for all or part of
the cost of suitable office space,
utilities,  support services and
equipment attributable  to  such officers
and persons as may be determined in each
case  by  the Trustees of the Fund.  The
Fund will pay the fees, if any, of the
Trustees of the Fund.
     (e)  The  Manager shall not be
obligated to pay any expenses of  or for
the Fund not expressly assumed by the
Manager pursuant to this Section 1 other
than as provided in Section 3.
2.   OTHER AGREEMENTS, ETC.
     It  is  understood  that any of the
shareholders,  Trustees, officers  and
employees  of the  Fund  may  be  a
shareholder, director, officer or
employee of, or be otherwise interested
in, the Manager,  and in any person
controlled by  or  under common control
with  the Manager, and that the Manager
and  any  person controlled by or under
common control with the Manager  may
have an interest in the Fund.  It is also
understood that the Manager and  any
person controlled by or under common
control  with  the Manager have and may
have advisory, management, service or
other contracts with  other organizations
and persons,  and  may
have other interests and business.
3.   COMPENSATION TO BE PAID BY THE
FUND TO THE
MANAGER.
     The  Fund  will pay to the Manager
as compensation  for  the Manager's
services rendered, for the facilities
furnished and for the  expenses borne
by the Manager pursuant to  paragraphs
(a), (b), (c) and (e) of Section 1, a
fee, computed and paid quarterly at the
following annual rates:
     (a)  0.65%  of  the first $500
          million of average net  asset
          value of the Fund;
     (b)   0.55%  of  the next $500
million of such average  net asset
value;
     (c)   0.50%  of  the next $500
million of such average  net asset value;
     (d)   0.45%  of  the  next $5
billion of  such average  net asset
value;
  (e)  0.425% of the next $5 billion of
                  such
average net asset value;
  (f)  0.405% of the next $5 billion of
                  such
average net asset value;
  (g)   0.39% of the next $5 billion of
                  such
average net asset value; and
     (h)  0.38% of any amount thereafter.
Such  average  net asset value shall be
determined by taking  an average  of  all
of the determinations of such net  asset
value during such quarter at the close of
business on each business day during such
quarter while this Contract is in effect.
Such  fees
shall be payable for each fiscal quarter within 30
days after the close of such quarter and shall
commence accruing as of the  date of the initial
issuance of shares of the Fund to the public.
     The fees payable by the Fund to the Manager
pursuant to this Section 3 shall be reduced by any
commissions, fees, brokerage or similar payments
received by the Manager or any affiliated person of
the  Manager  in  connection with the purchase  and
sale  of portfolio  investments  of  the Fund, less
any  direct  expenses approved  by  the  Trustees
incurred  by  the  Manager  or
any affiliated   person of the Manager in connection
with  obtaining such payments.

      In  the event that expenses of the Fund for any
fiscal year should  exceed  the  expense  limitation
on  investment  company expenses  imposed by any
statute or regulatory authority  of  any
jurisdiction in which shares of the Fund are
qualified for  offer or  sale,  the compensation due
the Manager for such fiscal  year shall be reduced
by the amount of excess by a reduction or refund
thereof.   In the event that the expenses of the
Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of the
Fund  to  the extent  required  by  the
terms and conditions  of  such  expense
limitation.

     If  the  Manager shall serve for
less than the whole  of  a quarter, the
foregoing compensation shall be prorated.
4.    ASSIGNMENT  TERMINATES THIS
CONTRACT;
AMENDMENTS  OF  THIS
CONTRACT.

     This  Contract  shall automatically
terminate, without  the payment of any
penalty, in the event of its assignment;
and this Contract shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager.

5.   EFFECTIVE PERIOD AND TERMINATION OF
THIS
CONTRACT.

This Contract shall become effective upon
                   its
execution, and shall  remain  in  full
force and effect continuously  thereafter
(unless terminated automatically as set
forth in Section 4) until terminated as
follows:

     (a)  Either  party  hereto may at
any time terminate this Contract by not more than sixty days' nor less than thirty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

     (b)  If (i) the Trustees of the Fund or the
shareholders
by the  affirmative vote of a majority of the
outstanding shares
of the Fund, and (ii) a majority of the Trustees of
the
Fund who are not  interested  persons of the Fund or
of the Manager,  by  vote cast  in person at a
meeting called for the purpose of voting
on such approval, do not specifically approve at
least
annually  the continuance   of   this  Contract,
then  this   Contract   shall automatically
terminate at the close of business on the second anniversary of its execution or the expiration of one year from the effective date of the last such continuance, whichever is later.

     Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

     Termination of this Contract
pursuant to this Section 5 will be
without the payment of any penalty.

6.   CERTAIN DEFINITIONS.

 For the purposes of this Contract, the
"affirmative vote
of a  majority  of  the outstanding shares of the
Fund"
means  the affirmative  vote,  at  a  duly  called
and  held   meeting
of shareholders of the Fund, (a) of the holders of
67%
or  more
of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.
     For  the  purposes  of this
Contract, the terms "affiliated person",
"control", "interested person" and
"assignment"  shall have  their
respective meanings defined in the
Investment Company Act  of 1940 and the
Rules and Regulations thereunder (the
"1940 Act"), subject, however, to such
exemptions as may be granted  by the
Securities and Exchange Commission under the 1940 Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act; and the term "brokerage and research services" shall have the meaning given in the Securities
Exchange Act of 1934 and the Rules and Regulations thereunder.
7.   NON-LIABILITY OF MANAGER.
In  the  absence of willful misfeasance,
                   bad
faith or  gross negligence  on the part
of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.
8.   TERMINATION OF PRIOR CONTRACT.
     This  Contract  shall become
effective as of its date, and supersedes the Management Contract dated December
21, 1988.
9.    LIMITATION OF LIABILITY OF THE
TRUSTEES, OFFICERS  AND
SHAREHOLDERS.

 A copy of the Agreement and Declaration
                         of Trust of the
Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

  IN  WITNESS WHEREOF, PUTNAM HIGH
               QUALITY
BOND FUND  and PUTNAM  INVESTMENT
MANAGEMENT, INC. have  each  caused
this instrument  to be signed in
duplicate in its behalf  by  its
President or a Vice President
thereunto duly authorized, all as of
the day and year first above
written.

                    PUTNAM HIGH
QUALITY BOND FUND
                         /s/ Charles
                    E. Porter By: --
                    ----------------
                    ------
----------------
                         Charles E.
                         Porter
                         Executive
                         Vice
President


                    PUTNAM
INVESTMENT MANAGEMENT, INC.

                         /s/ Gordon
                    H. Silver By:  -
                    ----------------
                    ------
---------------
                         Gordon H.
Silver
Senior Managing Directo   r